EXHIBIT 4(ff)

SIGNING DRAFT:-  17 JULY 2003

                             SUBSCRIPTION AGREEMENT
                             RELATING TO SHARES OF
                                  PCCW LIMITED


                             DATED 17th July, 2003


                                  PCCW LIMITED


                                      and


                 PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED





                                 ALLEN & OVERY
                                   Hong Kong

                                    CONTENTS

Clause                                                                      Page

1.       Definitions and Interpretation........................................1
2.       Conditions............................................................2
3.       Subscription..........................................................3
4.       Completion............................................................3
5.       The Placing Announcement..............................................3
6.       Representations and Warranties........................................3
7.       Undertaking...........................................................3
8.       Costs and Expenses....................................................4
9.       Time of the Essence...................................................4
10.      Announcements.........................................................4
11.      Notices...............................................................4
12.      Governing Law.........................................................4
13.      Counterparts..........................................................4

Schedule

1. Details of the Subscribers..................................................5

Signatories....................................................................6

THIS AGREEMENT  is made on 17th July, 2003

BETWEEN:

(1) PCCW LIMITED of 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (the Company)

(2)    THE SUBSCRIBER OR SEVERAL SUBSCRIBERS named in Schedule 1 (the
       Subscribers)

       WHEREAS:

(A) The Company is incorporated with limited liability under the Companies Ordinance (Cap. 32 of Hong Kong) and has an authorised share capital of HK$1,600,000,000 divided into 6,400,000,000 shares of HK$0.25 each
       (Shares) of which 4,653,754,074 Shares have been issued and are fully paid and all of which are currently listed on the Stock Exchange.

(B) The Subscribers have entered into the Placing Agreement with the Placing Agent in respect of the Placing.

(C) The Subscribers and the Company have agreed that the Company shall issue and the Subscribers shall subscribe for the New Shares on and subject to the terms and conditions of this Agreement.

NOW  IT IS HEREBY AGREED as follows:

1.     DEFINITIONS AND INTERPRETATION

1.1 In this Agreement (including the recitals of this Agreement), unless specifically provided otherwise or the context otherwise requires, the following expressions shall have the following meanings:

       conditions means the conditions set out in Clause 2;

       Completion means completion of the allotment and issue of the New Shares under this Agreement;

       New Shares means a number of new Shares to be allotted and issued pursuant to the terms of this Agreement which shall be (i) equal to the number of Placing Shares and (ii) in the case of a Subscriber, equal to the number of Placing Shares sold by the Subscriber under the Placing Agreement;

       Option Shares has the same meaning as in the Placing Agreement;

       Placing means the placing by or on behalf of the Placing Agent and, where appropriate, the purchase as principal by the Placing Agent of the Placing Shares on the terms and conditions of the Placing Agreement;

       Placing Agent means Citigroup Global Markets Asia Limited;

       Placing Agreement means an agreement of the same date as this Agreement between the Subscribers, the Company and the Placing Agent in respect of the Placing;

       Placing Announcement means the announcement in the agreed form proposed to be issued by the Company in substantially such form;

       Placing Shares means the Shares to be sold by the Subscribers under the Placing Agreement, including all Option Shares (if any) ;

       Stock Exchange means The Stock Exchange of Hong Kong Limited; and

       Takeovers Code means the Hong Kong Code on Takeovers and Mergers.

1.2    In this Agreement:

       (a) reference to Clauses and Schedules are to clauses of and schedules to this Agreement; and

       (b) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate and unincorporate.

2.     CONDITIONS

2.1    Completion of this Agreement is conditional on:

       (a) completion of the Placing pursuant to the terms of the Placing Agreement;

       (b) the Listing Committee of the Stock Exchange granting listing of and permission to deal in all of the New Shares; and

       (c) confirmation being received from the Executive Director of the Corporate Finance Division of the Securities and Futures Commission (or any delegate of the Executive Director) or the Takeovers and Mergers Panel that:

            (i) no general offer obligation on the part of any of the Subscribers or parties acting in concert with them for the purposes of the Takeovers Code will arise under Rule 26 of the Takeovers Code as a result of the Completion of this Agreement; and

           (ii) following the Placing and Completion, the Subscriber and parties acting in concert with them shall be deemed for the purposes of the Takeovers Code to have a lowest percentage holding equal to whichever is the lower of (A) the lowest percentage holding which such persons had during the twelve month period prior to the Placing and
                 (B) the percentage holding which they have immediately after the Placing and the subscription of the New Shares.

2.2 In the event that the conditions are not fulfilled or (in case of condition (c)) waived by the Subscribers on or before the date which is 14 days following the date of this Agreement (or such later date as may be agreed between the parties) then this Agreement and all rights and obligations hereunder will cease and terminate.

2.3 The Company undertakes to use all reasonable endeavours to obtain the grant of listing and permission to deal and the confirmations referred to in Clauses 2.1(b) and (c) as soon as is reasonably practicable and will inform the Subscribers promptly following the grant of such listing and permission to deal and obtaining of such confirmation.

3.     SUBSCRIPTION

3.1 Each of the Subscribers shall subscribe for, and the Company shall issue, the New Shares fully paid and free from all liens, charges, security interests, encumbrances and adverse claims and the New Shares shall rank pari passu in all respects with the Shares in issue at the date of allotment and in particular will rank in full for all dividends and other distributions declared made or paid at any time after the date of this Agreement.

3.2 The subscription price of each of the New Shares shall be an amount equal to the price per Share of each of the Placing Shares, net of expenses in relation to the Placing and the issue of the New Shares (but after reducing such expenses by the amount of interest earned on the net proceeds of the Placing during the period from completion of the Placing up to Completion).

3.3 The obligations of the respective Subscribers under this Clause 3 are several, and none of the Subscribers shall be liable or responsible for any default by any of the other Subscribers. If only one Subscriber is named in Schedule 1, then all references to Subscribers shall be to that sole Subscriber and provisions relating to several Subscribers shall be construed accordingly.

4.     COMPLETION

4.1 Completion shall take place at the offices of the Company at a time to be fixed between the parties and in any event within 48 hours following the receipt by each Subscriber of written confirmation that the conditions have been satisfied as provided by Clause 2.2.

4.2    At Completion:

       (a) each Subscriber shall make payment (for value on the date of Completion) to the Company of the aggregate amount of the subscription monies due pursuant to Clause 3.2, which shall constitute a complete discharge of such Subscriber's obligations in respect thereof;

       (b) the Company shall allot and issue the New Shares to the Subscribers or as they may direct in respect of the Shares to be subscribed by them and shall promptly thereafter register the Subscribers or their nominees as members and shall cause to be delivered to the Subscriber definitive certificates of title in respect thereof in board lots (as nearly as practicable) or otherwise as the Subscriber may direct.

5.     THE PLACING ANNOUNCEMENT

5.1 The parties hereby authorise the release for publication of the Placing Announcement immediately following signing of this Agreement.

6.     REPRESENTATIONS AND WARRANTIES

6.1 The Company hereby represents and warrants to the Subscribers that it has full power, authority and capacity to allot and issue the New Shares pursuant to this Agreement under the Memorandum and Articles of Association of the Company and the directors of the Company have full power and authority to effect such allotment.

7.     UNDERTAKING

7.1 The Subscribers will accept the New Shares subject to the Memorandum and Articles of Association of the Company. In addition, the Subscribers will not sell or otherwise dispose of any of the New Shares on or before the date which is six months after the date hereof.

8.     COSTS AND EXPENSES

8.1 The Company will bear the costs and expenses incurred in relation to the preparation of this Agreement and the subscription of the New Shares.

9.     TIME OF THE ESSENCE

9.1    Time will be of the essence of this Agreement.

10.    ANNOUNCEMENTS

10.1 Save as otherwise required by the Stock Exchange or the Securities and Futures Commission, none of the parties shall make any public announcement or communication other than the Placing Announcement in relation to the Placing or the subscription of the New Shares without the prior written approval of the other parties to this Agreement.

11.    NOTICES

11.1 Any notice required or permitted to be given by or under this Agreement may be given by delivering the same to the party in question by delivering it to such party in person or in the case of a body corporate by delivering it to its registered office for the time being or by sending it in a prepaid envelope by registered mail to the party concerned at its address shown in this Agreement or to such other address in Hong Kong as the party concerned may have notified to the others in accordance with this Clause and any such notice shall be deemed to be served when the same would first be received at the address of the party to whom it is addressed in the normal course of such method of delivery.

12.    GOVERNING LAW

12.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and each of the parties hereto submits to the non-exclusive jurisdiction of the Hong Kong courts in respect thereof.

13.    COUNTERPARTS

13.1 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                                  SCHEDULE 1

                           DETAILS OF THE SUBSCRIBERS

1.   PCRD

     Pacific Century Regional Developments Limited, a company incorporated with limited liability in Singapore whose registered office is at 6 Battery Road #38-02, Singapore 049909.

                                  SIGNATORIES

THE COMMON SEAL of                                   )
PCCW LIMITED                                         )
was hereto affixed in                                )
accordance with its articles of                      )
association                                          )
in the presence of:                                  )







SIGNED by                                            )
for and on behalf of                                 )
PACIFIC CENTURY REGIONAL                             )
DEVELOPMENTS LIMITED                                 )
in the presence of:                                  )